Exhibit 1.2

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Expands Services Portfolio Through Acquisition of Leading Provider of IT Support and
Managed Services

Acquisition of a Vis.align Complements CDC Software Product Lines, Creates Cross-Selling
Opportunities and Offers Customers End-to-End Enterprise Solutions and Services

ATLANTA, December 4, 2006 — CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a global provider of enterprise software applications, announced today the acquisition of Vis.align, Inc., a leading provider of IT support and managed services, that expands CDC Software’s services portfolio, generates cross-selling opportunities, and offers customers additional end-to-end enterprise solutions and services. The acquisition was completed on Friday December 1, 2006.

The Vis.align acquisition provides CDC Software customers with a comprehensive services offering including infrastructure and application optimization, application development and outsourced managed services — a set of turnkey services that include deployment and ongoing administration of IT, network and application management functions. With this acquisition, customers are now offered complete enterprise solutions and services that will help them reduce operational costs and improve efficiency.

“This acquisition positions us as an industry leader in offering a hybrid mix of solutions and services with a deep understanding of our customers’ industry-specific requirements,” said Bill Geist, senior vice president, Technical Services, of CDC Software. “The synergy of this acquisition is compelling since Vis.align has impressive expertise in our target industries, their services complement our Ross Enterprise and Pivotal CRM product lines, and the depth and breadth of our global operations will significantly expand the footprint of Vis.align’s managed services business worldwide. Since managed services now appeal to companies of all sizes we expect to expand sales opportunities and improve revenue visibility as customers see the bottom-line value of this service.

“Vis.align ‘s extensive vertical market expertise, especially in manufacturing and consumer packaged goods, complements the strengths of CDC Software,” said Jennifer Horrocks, CEO and founder of Vis.align. “This is a winning combination that will enable our businesses to cross-sell solutions and services worldwide with the focus on improving business performance and profitability allowing customers to work with one vendor to address their total enterprise solutions and services needs.

With over $20 million in sales during 2005, Vis.align is anticipated to be earnings accretive to CDC Corporation in 2007.  The transaction was structured to include a two-year earn-out running through to December 31, 2008 based on Vis.align achieving certain revenue milestones. The earn-out, if achieved, is to be paid in a combination of cash and shares in CDC Corporation.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About Vis.align
Vis.align, Inc., a Microsoft Gold Certified Business Partner, is an end-to-end solution and service provider focused on providing rapid, tangible business results to organizations in the manufacturing, wholesale distribution and consumer packaged goods industries. Vis.align’s complete solution offers ERP, CRM, supply chain management, collaboration portals, mobility solutions and managed services wrapped with a proven organizational effectiveness methodology for deployment. Our vertical industry focus and extensive Microsoft partnership combined with our 17-year heritage of successful enterprise technology development, deployment, and management enables our customers to achieve greater business performance and rapid ROI. Vis.align is headquartered in King of Prussia, PA with additional offices in Colorado, Illinois, Virginia and Toronto, Canada. For more information about Vis.align visit www.visalign.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to cross-selling opportunities, the ability to offer end-to-end enterprise solutions and services, the ability to assist customers in reducing operational costs and improve efficiency, and expectations that such transaction will be earnings accretive. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability of CDC Software to grow its software and services business; and the ability to realize strategic objectives by taking advantage of cross-selling opportunities; the ability to integrate Vis.align with the company’s operations; the ability to offer Vis.align’s services in expanded geographic markets; and customer satisfaction with the offered services. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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